SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                ------------------
                                    FORM 8-K


               CURRENT REPORT PURSUANT TO SECTION 13 or 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



        Date of Report (Date of earliest event reported) - June 16, 2003


                                ------------------


                        STANDARD MICROSYSTEMS CORPORATION
             (Exact name of registrant as specified in its charter)


           DELAWARE                       0-7422              11-2234952
 (State or other jurisdiction of     (Commission File      (I.R.S. Employer
  incorporation or organization)          Number)         Identification No.)



                    80 Arkay Drive, Hauppauge, New York 11788
               (Address of principal executive offices) (Zip Code)


                                 (631) 435-6000
              (Registrant's telephone number, including area code)

                                ------------------

Item 7.   Financial Statements and Exhibits
-------------------------------------------

(c) Exhibits.


Exhibit No.    Description of Exhibit
-----------    ----------------------

   99.1 Press release issued by Standard Microsystems Corporation dated June 16, 2003.

Item 9.   Regulation FD Disclosure
----------------------------------

This information, furnished under this "Item 9. Regulation FD Disclosure," is intended to be furnished under "Item 12. Disclosure of Results of Operations and Financial Condition" in accordance with SEC Release No. 33-8216.

On June 16, 2003, Standard Microsystems Corporation issued a press release announcing first quarter fiscal 2004 revenues. A copy of the press release is attached as Exhibit 99.1.

                                   SIGNATURES
                                   ----------


Pursuant to the requirements of Section 13 or 15 (d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                        STANDARD MICROSYSTEMS CORPORATION
                        ---------------------------------

                                  (Registrant)


Date:  June 19, 2003     By:   /s/ ANDREW M. CAGGIA
                               --------------------
                               Andrew M. Caggia
                               Senior Vice President and
                               Chief Financial Officer,
                               and Director
                               (Principal Financial Officer)

                                INDEX TO EXHIBITS


Exhibit No.    Description
-----------    -----------

99.1 Press release, dated June 16, 2003, announcing first quarter fiscal 2004 revenues.

                     SMSC REPORTS 26% YEAR-OVER-YEAR GROWTH
                      IN FIRST QUARTER FISCAL 2004 REVENUES

 Company Expects More than 15% Year-over-Year Growth in Second Quarter Revenues

            Raises Fiscal 2004 Earnings Estimate by Approximately 30%


Hauppauge, NY - June 16, 2003 - Standard Microsystems Corporation (Nasdaq: SMSC) today announced that revenues for the first quarter ended May 31, 2003 of $42.7 million exceeded prior Company estimates and increased by 26%, compared to $34.0 million in the first quarter of fiscal 2003. This is the fifth consecutive quarter of sequential revenue increases.

Gross profit percentage for the first quarter of fiscal 2004 also exceeded Company estimates and grew by more than four percentage points to 48.4%, compared to 44.3% in the previous year's first quarter. The increase in gross profit in the first quarter of fiscal 2004 was due in large part to a greater than previously expected proportion of higher margin non-PC I/O product revenues.

Research and development expenses for the quarter were $9.1 million, compared to $6.9 million in the year-ago quarter, and selling, general and administrative expenses were $9.5 million, compared to $8.2 million in last year's first quarter. The year-over-year increases in operating expenses primarily reflect the addition of operating expenses associated with Gain Technology Corporation, which was acquired in June 2002. Amortization of acquired intangible assets associated with the acquisition was $0.4 million in this year's first quarter.

Compared to the first quarter of fiscal 2003, the increases in revenues and gross profit percentage, as well as gains on real estate transactions, resulted in operating income of $3.1 million versus breakeven in the year-ago period. Without the real estate gains, operating income for the first quarter of fiscal 2004 would have been $1.7 million.

First quarter income from continuing operations was $1.9 million, or $0.11 per share, compared to $0.4 million, or $0.02 per share, in the year-ago quarter. During the first quarter of fiscal 2004, SMSC also sold certain publicly listed securities. The net impact of the real estate and securities transactions was an increase in income from continuing operations of $0.5 million, or $0.03 per share.

Cash and short-term investments at the end of the first quarter of fiscal 2004 were $120.9 million, up from $112.9 million at the end of fiscal 2003, primarily as a result of the aforementioned sales of assets. The Company has no bank debt, and book value per share as of May 31, 2003 was $12.30.

"SMSC kicked off fiscal 2004 with results that outpaced our expectations for both revenue and profit growth," said Steven J. Bilodeau, Chairman and Chief Executive Officer. "Our focus on expanding into new markets and capturing market share in existing businesses has enabled SMSC to grow profitably in a difficult market, with a 26% growth in revenues from last year's first quarter. As a result of our ongoing diversification efforts, sales of SMSC's higher margin non-PC I/O products reached about 35% of total revenues during the first quarter. Our networking product sales exceeded our expectations and SMSC's USB
2.0 products are now contributing meaningful revenue, following our launch of seven new USB 2.0 products in the last year."

Mr. Bilodeau continued, "In the past several years we have made significant strides in expanding our technological portfolio from a rich base of digital solutions to an expansive library of analog and mixed-signal capabilities. Today, nearly 40% of our unit sales come from mixed-signal products. As a result, we are offering greater design flexibility to customers in both existing and new markets and are well positioned to continue to build momentum when demand begins to return to more robust levels in the end markets we serve."

BUSINESS OUTLOOK FOR SMSC:

For the second quarter of fiscal 2004, SMSC expects revenues to be between $44 million and $45 million, representing an increase of 15% to 17% over the second quarter of fiscal 2003. Gross profit percentage is expected to remain above the last fiscal year's average at approximately 45% in the second quarter, yet lower sequentially, due to an expected increase in the proportion of lower margin PC I/O product sales in the second quarter. Research and development expenses and selling, general and administrative expenses are both expected to range from $9.0 million to $10.0 million. Amortization of acquired intangibles is expected to be approximately $0.3 million. The effective tax rate is estimated to be approximately 30% for fiscal 2004, and the Company expects second quarter income from continuing operations to be approximately $0.05 per share.

For fiscal 2004, SMSC expects revenues to grow by more than 15% from fiscal 2003. Gross profit percentage is expected to be approximately 45%. Research and development expenses are expected to be between $36 million and $38 million, and selling, general and administrative expenses are expected to range from $38 million to $40 million. Amortization of acquired intangibles is expected to be approximately $1.3 million. Income from continuing operations is expected to be between $0.24 and $0.28 per share for fiscal 2004. This represents an increase of approximately 30% from the Company's prior estimate.

ABOUT SMSC:

SMSC provides Real World Connectivity(TM) solutions for high-speed communication and computing applications. Leveraging a broad intellectual property portfolio, the Company thrives at the intersection of software, silicon and customized OEM applications. Through the integration of its leading-edge digital, mixed-signal and analog functionality and software expertise, SMSC delivers complete solutions that monitor and manage computing systems and connect peripherals to computers and to one another.

The Company is the world's leading provider of Advanced Input/Output (I/O) hardware and software solutions ranging from legacy PC I/O to leading-edge system management functionality. Through high-speed serial interfaces, including USB 2.0 and embedded Ethernet, SMSC delivers faster and higher-bandwidth peripheral connections for a wide range of products such as memory card readers, mass storage devices, digital cameras and keyboards and enables innovative high-speed networking functionality for consumer electronics, set-top boxes, printers, car navigation systems, cellular base stations, and more.

SMSC, a fabless semiconductor supplier, is based in Hauppauge, New York and maintains offices worldwide, including locations in North America, Taiwan, Japan, Korea, China and Europe. SMSC operates engineering design centers in Phoenix, AZ, Tucson, AZ, Hauppauge, NY and Austin, TX. More information about the Company is available on the World Wide Web at http://www.smsc.com.

Forward Looking Statements:

Except for historical information contained herein, the matters discussed in this announcement are forward-looking statements about expected future events and financial and operating results that involve risks and uncertainties. These include the timely development and market acceptance of new products; the impact of competitive products and pricing; the effect of changing economic conditions in domestic and international markets; changes in customer order patterns, including loss of key customers, order cancellations or reduced bookings; and excess or obsolete inventory and variations in inventory valuation, among others. Such statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations and may not reflect the potential impact of any future acquisitions, mergers or divestitures.

SMSC competes in the semiconductor industry, which has historically been characterized by intense competition, rapid technological change, cyclical market patterns, price erosion and periods of mismatched supply and demand. In addition, sales of many of the Company's products depend largely on sales of personal computers and peripheral devices, and reductions in the rate of growth of the PC and Embedded markets could adversely affect its operating results. SMSC conducts business outside the United States and is subject to tariff and import regulations and currency fluctuations, which may have an effect on its business. All forward-looking statements speak only as of the date hereof and are based upon the information available to SMSC at this time. Such information is subject to change, and we will not necessarily inform you of such changes, except as required by law. These and other risks and uncertainties, including potential liability resulting from pending or future litigation, are detailed from time to time in the Company's reports filed with the SEC. Investors are advised to read the Company's Annual Report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, particularly those sections entitled "Other Factors That May Affect Future Operating Results" for a more complete discussion of these and other risks and uncertainties.

Standard Microsystems and SMSC are registered trademarks, and Real World Connectivity is a trademark, of Standard Microsystems Corporation. Product names and company names are trademarks of their respective holders.

Contact:

Carolynne Borders
Director of Investor Relations
Standard Microsystems Corporation
Voice: 631-435-6626
Fax: 631-273-5550
carolynne.borders@smsc.com

               STANDARD MICROSYSTEMS CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
                    (In thousands, except per share amounts)


                                                        Three Months Ended
                                                    ----------------------------

                                                             May 31,
                                                    ----------------------------

                                                       2003            2002
                                                       ----            ----


Sales and revenues                                 $  42,721       $  34,007

Cost of goods sold                                    22,059          18,935
--------------------------------------------------------------------------------

Gross profit                                          20,662          15,072

Operating expenses (income):
Research and development                               9,101           6,851
Selling, general and administrative                    9,513           8,194
Amortization of intangible assets                        360               -
Gains on real estate transactions                     (1,444)              -
--------------------------------------------------------------------------------

Income from operations                                 3,132              27

Interest income                                          443             581
Other expense, net                                      (736)            (15)
--------------------------------------------------------------------------------

Income before provision for income taxes
 and minority interest                                 2,839             593

Provision for income taxes                               895             154

Minority interest in net income of subsidiary             61               6
--------------------------------------------------------------------------------

Income from continuing operations                      1,883             433

Loss from discontinued operations
 (net of income taxes of $92 and $46)                   (164)            (81)
--------------------------------------------------------------------------------

Net income                                         $   1,719       $     352
================================================================================

Basic net income per share:
 Income from continuing operations                 $    0.11       $    0.03
 Loss from discontinued operations                     (0.01)          (0.01)
--------------------------------------------------------------------------------

Basic net income per share                         $    0.10       $    0.02
================================================================================

Diluted net income per share:
 Income from continuing operations                 $    0.11       $    0.02
 Loss from discontinued operations                     (0.01)              -
--------------------------------------------------------------------------------

Diluted net income per share                       $    0.10       $    0.02
================================================================================

Weighted average common shares outstanding:
 Basic                                                16,793          16,060
 Diluted                                              17,331          17,811

               STANDARD MICROSYSTEMS CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS (Unaudited)
                                 (in thousands)


                                                   May 31,       February 28,
                                                    2003            2003
                                                    ----            ----
Assets
Current assets:
  Cash and cash equivalents                      $ 101,807       $  90,025
  Short-term investments                            19,100          22,872
  Accounts receivable, net                          23,690          22,738
  Inventories                                       20,766          17,644
  Deferred income taxes                             10,772           8,545
  Other current assets                              10,694           8,710
------------------------------------------------------------------------------

   Total current assets                            186,829         170,534
------------------------------------------------------------------------------

Property, plant and equipment, net                  20,080          22,257
Goodwill                                            29,773          29,773
Intangible assets, net                               5,648           6,008
Deferred income taxes                                8,608          11,779
Other assets                                         5,433           7,598
------------------------------------------------------------------------------

                                                 $ 256,371       $ 247,949
==============================================================================

Liabilities and shareholders' equity
Current liabilities:
 Accounts payable                                $  13,146       $   9,114
 Deferred income on shipments to
  distributors                                       7,428           5,943
 Accrued expenses, income taxes and
  other liabilities                                 10,167           9,838
------------------------------------------------------------------------------

   Total current liabilities                        30,741          24,895
------------------------------------------------------------------------------

Other liabilities                                    7,128           7,379

Minority interest in subsidiary                     11,724          11,663

Shareholders' equity:
 Preferred stock                                         -               -
 Common stock                                        1,863           1,859
 Additional paid-in capital                        148,234         147,655
 Retained earnings                                  79,211          77,492
 Treasury stock, at cost                           (23,454)        (23,454)
 Deferred stock-based compensation                  (2,355)         (2,102)
 Accumulated other comprehensive income              3,279           2,562
------------------------------------------------------------------------------

   Total shareholders' equity                      206,778         204,012
------------------------------------------------------------------------------

                                                 $ 256,371       $ 247,949
==============================================================================